SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 7, 2007

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Secured Convertible Promissory Note

On March 7, 2007, Berman Center, Inc. (the “Company”) executed a Secured Convertible Promissory Note (the “Note”), which is attached hereto as Exhibit 10.1, in favor of Hunter Fund LTD (“Hunter Fund”), pursuant to which Hunter agreed to lend the principal amount of $225,000 to the Company.

The terms of the Note provide that, among other things:

(i)	the Note shall be secured by all of the assets of the Company and its wholly-owned subsidiary Berman Health & Media, Inc. (“BHM”);

(ii)	the Note is payable in one installment on October 5, 2007 with an interest rate per annum of 15%;

(iii)
the Note may be converted into common stock of the Company at a conversion rate of the lesser of 50% of the weighted average closing price of the Company’s common stock during the thirty 30 trading days immediately preceding the date of conversion, or $0.25 per share; and

(iv)	Hunter Fund shall have demand and piggyback registration rights for the shares of the Company’s common stock that are issuable upon conversion of the Note.

The Company also agreed to pay a 10% placement fee (equal to $22,500) and $7,500 in legal fees to Hunter World Markets, Inc. The Company also paid amounts due to its legal counsel in the amount of $37,344 from the proceeds of the Note. After payment of the foregoing fees and expenses, the Company received a disbursement of $157,656 in connection with the Note.

The Company also agreed to issue an aggregate of 800,000 shares of the Company’s common stock to Hunter World Markets, Inc. and its designees. The securities will be issued to in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and/or Rule 506 promulgated thereunder.

If the Company fails to make payments under the Note or that other Secured Convertible Note in favor of Hunter Fund pursuant to which Hunter Fund agreed to lend the principal amount of $200,000 dated October 6, 2006 (“October 2006 Note”), or otherwise comes into default, Hunter Fund may exercise its rights to seize all of the assets of the Company, which would have a material adverse effect on its business and could cause it to declare bankruptcy.

As a condition to the Note, shareholders of the Company that were shareholders of BHM prior to the Company’s reverse merger with BHM on June 16, 2005 agreed to extend for an additional year the duration of a lock up agreement with respect to their shares whereby the lock up expires on June 23, 2008. The shareholders, who own an aggregate of approximately 19,337,717 shares of the Company’s common stock, may not sell or transfer their shares until the term expires.

Dr. Berman Assignment and Acknowledgement Agreement

Also in connection with, and as a condition to the Note, the Company and Laura A.C. Berman, LCSW, Ph.D. (“Dr. Berman”) entered into an Assignment and Acknowledgement Agreement, dated March 7, 2007 (the “Assignment”), which is attached hereto as Exhibit 10.2, whereby Dr. Berman grants, transfers, and assigns to the Company any net revenues generated (i) agreements that Dr. Berman has entered into in connection with the provision of services under her employment agreement, and (ii) in connection with any products, services, and licenses related to the agreements, created or performed during the term of her employment agreement with the Company. Dr. Berman’s assignment of net revenues to the Company is conditioned upon the Company’s continued payment of her salary, subject to a decrease in the event of bankruptcy. If Dr. Berman’s grant, transfer or assignment terminates during the term of the Note, Dr. Berman and Mr. Samuel Chapman, Chairman of the Board of the Company, will transfer and assign all of the shares of the Company’s common stock owned by them to Hunter Fund.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under the section entitled “Secured Convertible Promissory Note” in Item 1.01, above, is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information under the section entitled “Secured Convertible Promissory Note” in Item 1.01, above, is incorporated herein by reference.

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information under the section entitle “Dr. Berman Assignment and Acknowledgement Agreement” in Item 1.01, above, is incorporated herein by reference.

Item 9.01.	Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Secured Convertible Promissory Note dated March 7, 2007 by and between the Company and Hunter.
10.2	Assignment and Assumption Agreement dated March 7, 2007 by and between the Company and Dr. Berman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2007
BERMAN CENTER, INC.

	By:	/s/ Carlos Bernal
Name Carlos Bernal Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Secured Convertible Promissory Note dated March 7, 2007 by and between the Company and Hunter.
10.2	Assignment and Assumption Agreement dated March 7, 2007 by and between the Company and Dr. Berman.